FORM OF SUBADVISORY AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of this __ day of ______, 2014 by and between GF International Investment Management Limited (the “Sub-Adviser”), a Hong Kong corporation located at Suites 3503-3505, 35/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong and Global X Management Company LLC (the “Adviser”), a Delaware limited liability company located at 623 Fifth Avenue, 15th Floor

New York, NY 10022
WITNESSETH

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and engages in the business of providing investment management services;

WHEREAS, the Adviser serves as investment adviser and administrator to the Global X Fund and the Global X GF China Bond ETF (“Fund”), a separate series of the Trust, and in such capacity has been authorized to engage third parties to provide certain services to the Trust and the Fund;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Adviser, with the approval of the Trust, desires to enter into this Agreement with the Sub-Adviser, where the Sub-Adviser shall provide investment advisory services in connection with the management of the Fund; and

NOW, THEREFORE, the parties hereto agree as follows:

1.	Duties of the Sub-Adviser.

(a)
The Sub-Adviser will be responsible for managing the relationship with the regulatory authorities in the People’s Republic of China (“PRC”), including the China Securities Regulatory Commission and State Administration of Foreign Exchange. In this regard, among other things necessary and appropriate for the operation of the Fund, Sub-Adviser shall be responsible for securing RQFII allocations for the Fund and applying for additional quotas as needed on a timely basis.

(b)
In addition, subject to supervision and oversight of the Adviser and the Board of Trustees of the Fund (the “Board”), the Sub-Adviser shall manage all of the securities and other assets of the Fund (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s respective investment objectives, policies and restrictions as stated in the Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(i)	The Sub-Adviser shall determine from time to time what Assets will be purchased, retained or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash.

(ii)
In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein), and By-Laws, each as may be modified, amended or supplemented from time to time, the Prospectus, the instructions and directions of the Adviser and of the Board, the then-current terms and conditions of exemptive and no-action relief granted to the Trust, and the Trust’s policies and procedures. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned documents. In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall also comply in all material respects with the requirements of the Investment Company Act of 1940 (the “1940 Act”), the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations and PRC laws and regulations, as each is amended from time to time.

(iii)
The Sub-Adviser shall determine the Assets to be purchased or sold by the Fund as provided in subparagraph (i) and will place orders with or through such persons, brokers or dealers chosen by the Sub-Adviser to carry out the policy with respect to brokerage as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws and applicable PRC laws and regulations. The Sub-Adviser may open and maintain brokerage accounts of all types on behalf of and in the name of the Fund. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable and appropriate. Subject to the obtaining the best price and execution reasonably available and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Sub-Adviser is authorized to cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Sub-Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Fund and to other funds or clients for which the Sub-Adviser exercises investment discretion. The Sub-Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, Sub-Adviser or a Fund in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules promulgated by the Securities and Exchange Commission (the “SEC”). Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the 1940 Act) of the Sub-Adviser or the Adviser without the prior approval of the Adviser. Neither the Sub-Adviser nor its affiliates will engage in cross-trading with the Fund. For purposes of this Agreement, “cross-trading” shall mean the purchase and sale of securities between the Fund, on one hand, and one or more other unrelated, discretionary clients managed or advised by the Sub-Adviser or its affiliates, on the other hand. The Sub-Adviser shall not divert any Fund’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a fair and reasonable result and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients over time. The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions take, with respect to the relevant Fund. The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.

(iv)
The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by Rule 31a-1 under the 1940 Act and preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act. The Sub-Adviser shall timely furnish to the Adviser all information needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records.

(v)      The Sub-Adviser shall provide the relevant Fund’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust. The Sub-Adviser shall not hold, or have custody of, any asset of the Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Sub-Adviser. The Sub-Adviser will also provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws or PRC laws or regulations as may be reasonably requested.

(vi)
To the extent applicable, the Sub-Adviser shall, unless and until otherwise directed by the Adviser or the Board and consistent with the best interests of the Fund, be responsible for exercising (or not exercising in its discretion) all rights of security holders with respect to securities held by the Fund, including but not limited to: reviewing proxy solicitation materials, voting and handling proxies and converting, tendering exchanging or redeeming securities. The Sub-Adviser shall report to the Adviser in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and/or voted inconsistently with Sub-Adviser’s proxy voting guidelines. The Sub-Adviser shall certify at least annually or more often as may reasonably be requested by the Adviser, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.

(vii)
The Sub-Adviser shall maintain books and records with respect to the Fund’s investment transactions and keep the Adviser fully informed on an ongoing basis of all material facts concerning the Sub-Adviser and its key investment personnel providing services to the Fund. The Sub-Adviser shall furnish to the Adviser or the Board regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request; and the Sub-Adviser will attend meetings with the Adviser and/or the Board, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information in the possession of the Sub-Adviser relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief from the SEC on which the Adviser, the Trust or a Fund relies.

(viii)
The Sub-Adviser shall monitor the Assets owned by the Fund and, in accordance with procedures established by the Board, as amended from time to time, and in conjunction with the Adviser, promptly notify the Adviser and the Trust of Assets that the Sub-Adviser believes should be fair valued in accordance with the Trust’s Valuation Procedures. The Sub-Adviser will provide reasonable assistance in determining the fair value of the Assets, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for which market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.

2.
Duties of the Adviser. The Adviser shall have responsibility for all services to be provided to the Fund pursuant to its Investment Advisory Agreement and Supervision and Administration Agreement with the Trust, including overseeing:

(a)	regulatory filings by the Fund;

(b)	compliance by the Fund;

(c)	custody of Fund assets;

(d)	transfer agency in Fund shares; and

(e)	listing of Fund shares on NYSE Arca, Inc. or another national securities exchange.

The Adviser shall also oversee the Sub-Adviser’s provision of services under this Agreement, and shall be primarily responsible for the U.S. sales and marketing of Fund shares.

3.            Compensation. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, an advisory fee at the rate of: ____________.The fee will be calculated based on the average daily value of the Assets under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly. The Sub-Adviser may waive a portion of its fee, as permitted by law and agreed by the Adviser. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

4.            Expenses. Each of the Adviser and Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for it to perform its duties under this Agreement and administrative facilities, including bookkeeping, and all equipment necessary for the fulfillment of its responsibilities under this Agreement.

5.            Liability and Indemnification.

(a)
Each Party (the “Indemnifying Party”) agrees, at its expense, to defend, indemnify and hold the other Party, its affiliates, officers, directors, employees and agents (collectively, the “Indemnified Parties”), harmless from any and all claims, demands, damages, costs, expenses, suits, actions, liabilities and losses (including, without limitation, reasonable attorneys’ fees and expenses) arising by virtue of, in connection with, or related to, the Indemnifying Party’s performance hereunder or execution hereof, except as such claims, losses or damages may result from the Indemnified Party’s gross negligence, bad faith or willful misconduct. In no event shall either Party be liable to the other Party for any special, consequential or punitive damages arising under or related to this Agreement. The Indemnified Party shall not be liable to the Indemnifying Party in connection with the Indemnified Party’s performance or execution hereof except as a result of such Indemnified Party’s gross negligence, bad faith or willful misconduct. No compromise or settlement by the Indemnifying Party of any action or proceeding related to the transaction contemplated hereby shall be effective unless it also contains an unconditional release of the Indemnified Party except to the extent related to the gross negligence, bad faith or willful misconduct of the Indemnified Party. Notwithstanding anything to the contrary herein, the indemnification obligations under this paragraph shall survive the termination of this Agreement.

(b)
The Sub-Adviser will notify the Adviser of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Adviser. Notwithstanding Section 5(a) above, the Sub-Adviser shall be liable to the Adviser, the Fund or its shareholders for any loss suffered by the Adviser or the Fund resulting from Trade Errors. Any gains which occur due to a Trade Error shall be retained by the Fund. For purposes of this Section 5, Trade Errors are defined as errors due to (i) erroneous orders by the Sub-Adviser for the Fund that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Adviser that result in the purchase or sale of securities for the Fund in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Registration Statement and/or imposed by applicable law or regulation, unless otherwise agreed to in writing.

6.            Representations and Warranties of Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Fund as follows:

(a)        The Sub-Adviser is registered as an investment adviser under the Advisers Actand will continue to be so registered so long as this Agreement remains in effect. The Sub-Adviser further represents and warrants that it is duly licensed as a Renminbi Qualified Foreign Institutional Investor (“RQFII”), has all necessary permits to engage in the securities investment activities under this Agreement in Hong Kong and the People’s Republic of China, and is in good standing with the China Securities Regulatory Commission and China’s State Administration of Foreign Exchange,. The Sub-Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(b)
The Sub-Adviser will immediately notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act, including any actions taken by the SEC or PRC authorities to place any restrictions on, or suspend or revoke its RQFII license or other comparable license. The Sub-Adviser will promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Fund or the Sub-Adviser;

(c)	The Sub-Adviser is fully authorized under all applicable law to enter into this Agreement and serve as Sub-Adviser to the Fund and to perform the services described under this Agreement;

(d)	The Sub-Adviser is a corporation duly organized and validly existing under the laws of Hong Kong with the power to own and possess its assets and carry on its business as it is now being conducted;

(e)
The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(f)	This Agreement is a valid and binding agreement of the Sub-Adviser; and

(g)	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

7.            Representations and Warranties of the Adviser. The Adviser represents and warrants to the Sub-Adviser and the Fund as follows:

(a)	The Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;

(b)
The Adviser will immediately notify the Sub-Adviser of the occurrence of any event that would substantially impair the Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act. The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Fund or the Adviser;

(c)	The Adviser is fully authorized under all applicable law to enter into this Agreement and serve as Adviser to the Fund and to perform the services described under this Agreement;

(d)
The Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(e)
The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(f)	This Agreement is a valid and binding agreement of the Adviser; and

(g)	The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

8.	Duration and Termination.

(a)
Duration. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to the Fund and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)	Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty:

(i)	By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;

(ii)	By the Sub-Adviser upon sixty (60) days’ written notice to the Adviser and the Board.

(iii)	By any party, to take effect immediately upon written notice to the other party, in the event that:

(A)
the license, approval, authorization or consent held by any of the other parties which is required for the performance of its obligations under this Agreement and which has been granted or given by any relevant regulatory authority, is terminated or suspended;

(B)
any of the parties commits a material breach of this Agreement, which such material breach has not been cured by the breaching party within thirty (30) days from the date of notice from the other party of such material breach;

(C)	any step is taken with a view to the winding up, bankruptcy or administration of any party;

(D)
any adverse finding is made in respect of, or official sanction imposed on, any other party by any relevant regulatory authority which would be likely to affect its ability to serve as Adviser or Sub-Adviser to the Fund or to perform its obligations under this Agreement; or

(E)	a relevant regulatory authority has held, or is likely to hold, any other party to be in breach of any regulatory or other duties in relation to this Agreement.

This Agreement shall terminate automatically and immediately in the event of breach of Clause 9 Confidentiality of this Agreement, or in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

9.            Confidentiality. Except as otherwise set forth in this Agreement or any other agreement between the parties, each party shall keep the Confidential Information of the other party secret and confidential and shall use such Confidential Information only in accordance with the terms of this Agreement, and shall not (without the prior written consent of the other party) disclose any part of that Confidential Information to any person other than to its designated person who is mutually agreed by both parties in advance for getting access to that Confidential Information in order for the parties to perform their obligations or receive the benefit of rights under this Agreement except for the regulatory requests made to the Adviser and the Sub-Adviser arising from the applicable laws, including any demand of any regulatory or taxing authority having jurisdiction. For the purpose of this Agreement, “Confidential Information” means in relation to any party all confidential and proprietary information (whether such information is in oral or written form or is recorded in any other medium) about or pertaining to any business initiatives or evaluation of any future business initiative, or the business of that party which it disclosed to the other party or its employee, or which is acquired by or otherwise comes to the knowledge of the other party or its employee in connection with this Agreement or any future exchange of information between the parties (including the performance by a party of its obligations hereunder). It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund, the Fund’s service providers, the Board, or such persons as the Adviser, subject to the Sub-Adviser’s written consent, may designate in connection with the Fund. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund. The terms of this Agreement, all non-public information pertaining to the establishment and on-going operation of the Fund and the actions of the Sub-Adviser and the Fund in respect thereof shall be considered as “Confidential Information.”

 10.          Exclusivity. The services of the Adviser and Sub-Adviser are not to be deemed exclusive, and the Adviser and Sub-Adviser and their directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Sub-Adviser shall be deemed to be an independent contractor of the Adviser and Trust.

11.          Supplemental Arrangements. The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require approval of an advisory agreement pursuant to Section 15 of the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser.

12.          Use of Name. The Sub-Adviser shall grant the Adviser use of the Sub-Adviser’s name(s), derivatives, logos, trademarks, service marks or trade names in connection with certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets, fund name and related materials, including advertising and marketing materials for the Fund. Such grant will be revoked as to future use as soon as the Agreement is terminated.

13.          Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Fund shareholders to the extent and in the manner required by the 1940 Act.

14.          Governing Law. This Agreement shall be governed by the laws of the State of New York.

15.          Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

16.          Trust and Shareholder Liability. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and the respective assets of the Fund. The Sub-Adviser further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

17.          Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	Global X Management Company LLC 623 Fifth Avenue, 15th Floor New York, NY 10022

To the Sub-Adviser at:	GF International Investment Management Limited Suites 3503-3505, 35/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong

18.          Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

ADVISER:	SUB-ADVISER:

Global X Management Company LLC	GF International Investment Management Limited

By:	By:

Name:	Name:

Title:	Title: